EXHIBIT 99.1

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of $1.27 Per Diluted Common Share Earnings Negatively Impacted in This Period by Non-Cash Hedge Accounting Adjustment

Preliminary Financial Results and Business Update for the Quarter Ended September 30, 2026

SPRINGFIELD, Mo., Oct. 21, 2026 (GLOBE NEWSWIRE) -- Great Southern Bancorp, Inc. (the “Company”) (NASDAQ:GSBC), the holding company for Great Southern Bank (the “Bank”), today reported that preliminary earnings for the three months ended September 30, 2026, were $1.27 per diluted common share ($14.0 million net income) compared to $1.56 per diluted common share ($17.8 million net income) for the three months ended September 30, 2025. The 2026 third quarter results were negatively impacted by non-cash cash flow hedge accounting adjustments recorded during the period, which is discussed below and under “Net Interest Income” and “Non-Interest Income.”

For the quarter ended September 30, 2026, annualized return on average common equity was 8.68%, annualized return on average assets was 0.99%, annualized net interest margin was 3.75% and the efficiency ratio was 67.57%, compared to 11.30%, 1.23%, 3.72% and 62.45%, respectively, for the quarter ended September 30, 2025.

Excluding the non-cash cash flow hedge accounting adjustments referenced above, for the quarter ended September 30, 2026, net income was $16.5 million, earnings per diluted common share were $1.50, annualized return on average common equity was 10.24%, annualized return on average assets was 1.17%, and the efficiency ratio was 63.68%. A reconciliation of these non-GAAP calculations is detailed in “Non-GAAP Financial Measures” below.

Key Results:

  Net Interest Income: Net interest income for the third quarter of 2026 decreased $504,000 (1.0%) to $50.3 million compared to $50.8 million for the third quarter of 2025, largely driven by the completion of accounting recognition in October 2025 of interest income accretion from a previously terminated interest rate swap. Additionally, lower interest income on loans and an increase in short-term borrowings costs was mostly offset by lower interest expense on deposits and increased interest income on investment securities. Annualized net interest margin was 3.75% for the quarter ended September 30, 2026, compared to 3.72% for the quarter ended September 30, 2025, and 3.76% for the quarter ended June 30, 2026.
  Asset Quality: Non-performing assets and potential problem loans totaled $11.9 million at September 30, 2026, an increase of $2.4 million from $9.5 million at December 31, 2025. At September 30, 2026, non-performing assets were $10.5 million (0.18% of total assets), an increase of $2.4 million from $8.1 million (0.15% of total assets) at December 31, 2025. See “Asset Quality” below. Other real estate owned increased to $20.4 million, primarily reflecting the reclassification of $11.1 million in closed banking center properties held for sale, rather than credit-related foreclosures.
  Loans: Total net loans, excluding mortgage loans held for sale, decreased $108.4 million, or 2.5%, from $4.36 billion at December 31, 2025 to $4.25 billion at September 30, 2026. This decrease was primarily driven by decreases in commercial real estate loans and other residential (multi-family) loans, partially offset by an increase in construction loans. The Bank experienced an increased amount of loan prepayments in the 2026 second and third quarters compared to the first quarter of 2026.
  Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.10 billion and $371 million, respectively, at September 30, 2026.
  Capital: The Company’s capital position remained strong as of September 30, 2026, significantly exceeding the “well-capitalized” thresholds established by regulatory agencies. See “Capital” below.

Certain Income and Expense Item Impacting Third Quarter 2026 Results: During the three months ended September 30, 2026, there were certain income items that impacted the Company’s results of operations.

  During the third quarter of 2026, the Company identified historical periods in which variable-rate loan balances meeting the original cash flow hedge designation criteria were insufficient to support the full designated notional amount of its interest rate swaps. Accordingly, portions of the swaps were not eligible to receive hedge accounting treatment during those periods. Related historical fair-value changes and settlements were required to be recognized in earnings rather than being accounted for under the original cash flow hedge designations. Consequently, amounts previously recorded in accumulated other comprehensive income relating to this portion of forecasted interest receipts determined to be probable of not occurring were reclassified into earnings. These historical adjustments resulted in a one-time, non-cash reclassification charge of approximately $3.5 million (before tax effect), comprised of a $4.1 million reduction in non-interest income and a $504,000 increase in interest income. Including a benefit to interest income noted below, the net pre-tax impact of $3.3 million (approximately $2.5 million after-tax, or $0.23 per diluted share) had zero impact on total stockholders' equity and cash balances in the third quarter of 2026.

  The Company adopted ASU 2025-09 and separately redesignated its two existing interest rate swaps, with a combined notional amount of $400 million, into new cash flow hedging relationships supported by an expanded population of qualifying variable-rate loans. Amounts remaining in AOCI associated with forecasted interest receipts still probable of occurring will be reclassified into earnings over the periods in which those receipts affect earnings. The off-market fair values of the swaps at redesignation will be recognized through the new hedge accounting relationships, providing an offsetting earnings effect. The net future earnings benefit associated with these two components is expected to be approximately $3.5 million through May 2028, including $279,000 recognized in the third quarter of 2026. Consequently, the $3.5 million charge to income in the third quarter of 2026 will be entirely recovered through interest income over the remaining life of the redesignated interest rate swaps.

1

Selected Financial Data:

	Three Months Ended
	September 30,	September 30,	June 30,
	2026	2025	2026
	(Dollars in thousands, except per share data)

Net interest income	$50,269	$50,773	$49,493
Provision (credit) for credit losses on loans and unfunded commitments	674	(379)	8
Non-interest income	3,412	7,062	7,375
Non-interest expense	36,274	36,116	38,222
Provision for income taxes	2,724	4,346	2,843

Net income	$14,009	$17,752	$15,795

Earnings per diluted common share	$1.27	$1.56	$1.43

Joseph W. Turner, President and CEO of Great Southern, commented, "Our third quarter results demonstrate the durability of our core banking franchise and the consistency of our operating model. During the quarter, we continued to execute on our proven fundamentals, prioritizing prudent balance sheet management, maintaining strict credit standards, and controlling non-interest expense. We reported preliminary net income of $14.0 million, or $1.27 per diluted common share, for the third quarter of 2026, compared to $17.8 million, or $1.56 per diluted common share, for the third quarter of 2025. As discussed above, third quarter 2026 results were negatively impacted by a non-cash hedge accounting adjustment recorded during the period. Excluding this non-cash adjustment, net income was $16.5 million, or $1.50 per diluted common share. For the nine months ended September 30, 2026, preliminary net income totaled $47.3 million, or $4.27 per diluted common share, compared to $54.7 million, or $4.74 per diluted common share, in the first nine months of 2025.”

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Turner noted, "Net interest income in the third quarter of 2026 remained solid at $50.3 million, driven by active asset-liability management and pricing discipline on deposits and earning assets. Our net interest margin was 3.75% in the quarter, compared to 3.72% in the third quarter of 2025 and 3.76% in the second quarter of 2026. Our pricing discipline helped mitigate the absence of $2.0 million in quarterly interest income recorded in the prior year period from a previously terminated interest rate swap, as well as lower earning assets, given the loan balance decline compared to a year ago. While the cash flow hedge accounting adjustment impacted both interest income and non-interest income this quarter, approximately $3.3 million is scheduled to accrete back into interest income over upcoming quarters through early 2028. Additionally, as market yields rose to attractive levels on investment securities, we purchased approximately $400 million of fixed-rate agency mortgage-backed securities and collateralized mortgage obligations, funded primarily by short-term FHLB borrowings, to help mitigate the risk of potential significant future market interest rate declines. Though the narrower spread on this leverage trade is expected to modestly reduce our overall net interest margin percentage in future periods, it currently generates positive net interest income. While net interest income generation remains an ongoing priority, credit and pricing discipline will continue to serve as the governing factors in our approach to long-term stockholder returns.”

Turner continued, “Turning to our loan portfolio, period-end balances were heavily influenced by borrower repayment and refinancing activity during the quarter. While we experienced good new loan origination activity and construction loan funding in the quarter, elevated payoff activity in commercial real estate and multi-family loans led to a $59 million decline in net loans compared to balances at the end of the 2026 second quarter and a $108 million decline compared to balances at December 31, 2025. Despite these payoffs, our pipeline of unfunded commitments remained robust, driven by construction commitments that increased to $641 million, while we continued to maintain a disciplined origination strategy grounded in conservative underwriting standards. On the funding side, core non-interest-bearing checking balances grew $29 million during the first nine months of 2026, reflecting the strength of our customer relationships. As loan balances moderated, we intentionally allowed $300 million of higher-cost brokered deposits to run off during the nine-month period, supporting our margin while preserving balance sheet flexibility.”

Turner added, "Asset quality remained very strong. Total non-performing assets were $10.5 million, or 0.18% of total assets, as of September 30, 2026, non-performing loans were just 0.03% of total loans, and net charge-offs were $397,000. We did not record a provision for credit losses on loans in the quarter or year to date. The $674,000 provision recorded in the third quarter was driven by an increase in our pipeline of unfunded commitments. Reported other real estate owned increased to $20.4 million, primarily reflecting the reclassification of $11.1 million in closed banking center properties held for sale, rather than credit-related foreclosures. For our foreclosed properties, independent valuations continue to support our carrying values, and we do not anticipate losses upon their ultimate resolution.”

Turner further commented, "Operating discipline remained a primary focus, with non-interest expense of $36.3 million in the 2026 third quarter. As of October 1, 2026, we completed the previously announced consolidation of nine banking centers and the elimination of 66 positions across various divisions in the Company. While our employees worked through the transition this quarter, we expect the operational efficiencies created by these actions to begin lowering our non-interest expense run-rate in the fourth quarter of 2026 as we outlined last quarter, producing an increase in annual pre-tax income of over $2 million.”

"Great Southern’s capital and liquidity metrics remain very strong as we move into the final quarter of the year. As of September 30, 2026, tangible common equity was 10.4% of tangible assets and book value per common share was $56.97, each declining compared to the second quarter of 2026, reflecting the impact of higher market interest rates on investment security valuations alongside the expansion of our investment portfolio. During the third quarter of 2026, we repurchased 159,212 common shares, and in October 2026, our Board of Directors approved a new repurchase authorization of up to one million shares to succeed our existing program. Looking ahead, we remain focused on protecting asset quality, executing thoughtful operational improvements, and building long-term value for our stockholders," Turner concluded.

3

NET INTEREST INCOME

	Three Months Ended
	September 30,	September 30,	June 30,
	2026	2025	2026
	(Dollars in thousands)
Interest Income	$74,121	$79,079	$72,461
Interest Expense	23,852	28,306	22,968
Net Interest Income	$50,269	$50,773	$49,493

Net interest margin	3.75%	3.72%	3.76%
Average interest-earning assets to average interest-bearing liabilities	130.2%	128.1%	129.9%

Net interest income for the third quarter of 2026 decreased $504,000 (1.0%) to $50.3 million, compared to $50.8 million for the third quarter of 2025. This decrease was driven primarily by a $2.0 million net reduction in quarterly interest income accretion associated with a previously terminated interest rate swap. Additionally, compared to the year-ago quarter, interest income declined due to lower loan balances and lower market rates, which primarily impacted the interest rates on existing variable-rate loans and newly originated fixed-rate loans. Mostly offsetting the decrease in interest income was reduced interest expense, due to the strategic management of maturing/repricing brokered deposits and the disciplined pricing of interest-bearing demand deposits. The decrease in interest income on loans was also partially offset by the purchase of additional investment securities during the third quarter of 2026. Annualized net interest margin was 3.75% in the third quarter of 2026, compared to 3.72% in the same period of 2025 and 3.76% in the second quarter of 2026. The average interest rate spread was 3.22% for the three months ended September 30, 2026, compared to 3.13% for the three months ended September 30, 2025 and 3.24% for the three months ended June 30, 2026.

The average yield on total interest-earning assets decreased from 5.79% in the 2025 third quarter to 5.54% in the 2026 third quarter, with the average yield on loans decreasing 25 basis points, the average yield on investment securities increasing 29 basis points and the average yield on other interest earning assets (primarily funds held at the Federal Reserve Bank) decreasing 48 basis points. The average rate paid on total interest-bearing liabilities decreased from 2.66% in the 2025 third quarter to 2.32% in the 2026 third quarter, with the average rate paid on interest-bearing demand and savings deposits, time deposits and brokered deposits decreasing 24 basis points, 43 basis points and 53 basis points, respectively. The average rate paid on short-term borrowings decreased 53 basis points.

Market interest rates, primarily the federal funds rate and SOFR rates, declined in the fourth quarter of 2025, and remained lower through the first half of 2026. There were no federal funds rate cuts in the first nine months of 2026, but there were federal funds rate cuts in September, October, and December of 2025, totaling 75 basis points. This market rate decline reduced the average yield on loans, though the impact was tempered as cash flows from lower-rate fixed rate loans originated a few years ago were deployed into residential and commercial real estate loans with comparably higher rates of interest. The decline in market interest rates also resulted in lower average rates paid on deposits and borrowings, compared to the prior-year third quarter and the second quarter of 2026.

In the third quarter of 2026, as yields on investment securities available in the market increased, we purchased approximately $400 million of agency mortgage-backed securities and collateralized mortgage obligation securities. We funded the purchases primarily with overnight borrowings from FHLB and subsequently pledged the purchased securities to the FHLB, preserving liquidity. These securities have an expected effective duration of approximately 5 years, with many having final maturities in 2032-2033. The weighted average yield on this total group of securities is expected to be approximately 4.80 - 5.00%. These securities are fixed rate, but the yield could vary depending on market interest rates and payment speeds. Based on market interest rates at September 30, 2026, these investment securities provide positive net interest income. However, the net interest spread on this leverage trade is narrower than the overall spread on the Company’s interest-earning assets, which is expected to result in modest reductions in the Company’s net interest margin and net interest spread. The purpose of adding these securities is to mitigate exposure to potential decreases in market interest rates, should those rates fall significantly and remain low for an extended time.

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To mitigate exposure to the risk of fluctuations in future cash flows resulting from changes in interest rates (primarily related to falling interest rates), the Company has for years strategically utilized derivative financial instruments - primarily interest rate swaps - as part of its interest rate risk management strategy. The following table presents, for the periods indicated, the effect of cash flow hedge accounting included in interest income in the consolidated statements of income:

	Three Months Ended
	September 30,	September 30,	June 30,
	2026	2025	2026
	(In thousands)
Terminated interest rate swaps	$—	$2,047	$—
Active interest rate swaps net settlements impact	(1,078)	(1,761)	(1,022)
Active interest rate swaps re-designation and accretion impact	783	—	—
Increase (decrease) to interest income	$(295)	$286	$(1,022)

The Company entered into an interest rate swap in October 2018, which was terminated in March 2020. Upon termination, the Company received $45.9 million, inclusive of accrued but unpaid interest, from its swap counterparty. The net amount, after deducting accrued interest and deferred income taxes, was accreted to interest income on loans monthly until the originally scheduled termination date of October 6, 2025. With this date having passed, the Company no longer has the benefit of that income from the terminated swap.

At September 30, 2026, the Company had two active interest rate swaps with a combined notional amount of $400 million. In addition to the net interest settlements on these swaps, current period earnings were negatively impacted by the non-cash hedge accounting adjustments discussed above. There were impacts to both interest income and non-interest income in the quarter. The combined impact to interest income of net interest settlements and non-cash accounting adjustments related to these swaps in the three months ended September 30 ,2026 was a net reduction of interest income of $295,000, compared to $1.8 million in net interest settlements in the three months ended September 30, 2025.

The Company expects to record approximately $520,000 of additional interest income in each of the upcoming quarters through the first quarter of 2028, with an additional $170,000 of interest income in the second quarter of 2028, from the net reclassification of frozen OCI and recognition of the off-market components of the redesignated interest rate swaps. The cumulative amount scheduled to accrete to interest income is $3.5 million, with $279,000 of this amount recorded in interest income in the third quarter of 2026.

Market rates for time deposits for much of 2024 were elevated but have declined as the FOMC cut the federal funds rate by 100 basis points in late 2024 and by another 75 basis points in late 2025. In September 2026, the FOMC reversed course and increased the federal funds rate by 25 basis points, indicating that further federal funds rate increases could occur in the next few quarters. As of September 30, 2026, time deposit maturities (including brokered time deposits) over the next 12 months were as follows: within three months — $362.5 million, with a weighted-average rate of 3.19%; within three to six months — $292.5 million, with a weighted-average rate of 2.97%; and within six to twelve months — $20.4 million, with a weighted-average rate of 1.32%. Based on time deposit market rates in September 2026, overall average replacement rates for maturing time deposits originated through our retail branch system are likely to be approximately 3.10 - 3.50%, depending on term. Brokered time deposit rates were generally significantly above 4.00% at September 30, 2026.

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NON-INTEREST INCOME

For the quarter ended September 30, 2026, non-interest income decreased $3.7 million, to $3.4 million, when compared to the quarter ended September 30, 2025, primarily as a result of the following items:

  Adjustments to historical cash flow hedge accounting: In the third quarter of 2026, the Company recorded a $4.1 million reduction in non-interest income related to retrospective hedge accounting corrections and the reclassification of AOCI associated with forecasted interest receipts determined to be probable of not occurring. The adjustments arose because qualifying loan balances were insufficient to support the full original hedge designations during certain historical periods. As described above, a portion of this adjustment was offset through additional interest income in the third quarter of 2026, and additional amounts are expected to be accreted back to interest income in future periods through May 1, 2028.
  Late charges and fees on loans: Late charges and fees on loans increased $240,000, or 127.0%, from the prior-year quarter. This increase was primarily due to prepayment fees on two large unrelated loans, which were paid off in the third quarter of 2026. Prepayment penalty fees increased from $78,000 in the third quarter of 2025 to $282,000 in the third quarter of 2026.
  Other income: Other income increased $208,000 compared to the prior-year quarter. Most of this increase was a result of the Company recording income of $116,000 related to fees received on the origination of back-to-back interest rate swaps as part of a new commercial real estate loan transaction, compared to no such fees occurring in the prior-year quarter.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2026, non-interest expense increased $158,000, to $36.3 million, when compared to the quarter ended September 30, 2025, primarily as a result of the following items:

  Salaries and employee benefits: Salaries and employee benefits decreased $565,000, or 2.8%, from the prior-year quarter. Officer and employee salaries combined decreased approximately $600,000 compared to the prior period, primarily due to lower bonus and incentive accruals, staff reductions in two loan production offices and a banking center that closed earlier this year, and a reduction in accrued severance/retention payments.
  Net occupancy and equipment expenses: Net occupancy and equipment expenses increased $428,000, or 4.8%, from the prior-year quarter. Various components of computer license and support expenses, related to upgrades of core systems capabilities and disaster recovery site, collectively increased by $434,000 in the third quarter of 2026 compared to the third quarter of 2025.

The Company’s efficiency ratio for the quarter ended September 30, 2026, was 67.57% compared to 62.45% for the same quarter in 2025. The Company’s ratio of non-interest expense to average assets was 2.56% for the three months ended September 30, 2026, compared to 2.50% for the three months ended September 30, 2025. Average assets for the three months ended September 30, 2026, decreased $109.0 million, or 1.9%, compared to the three months ended September 30, 2025, primarily due to the decline in the average balance of net loans, partially offset by an increase in the average balance of investment securities.

INCOME TAXES

For the three months ended September 30, 2026 and 2025, the Company's effective tax rate was 16.3% and 19.7%, respectively. For the nine months ended September 30, 2026 and 2025, the Company's effective tax rate was 16.9% and 19.4%, respectively. These effective rates were below the statutory federal tax rate of 21.0%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The effective rates in the 2026 periods also decreased due to a higher-than-normal level of deductions related to the significant amount of stock option exercises by the Company’s employees. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company currently expects its effective tax rate (combined federal and state) will be approximately 18.0% to 19.5% in future periods.

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CAPITAL

	September 30,	December 31,	June 30,
	2026	2025	2026
Consolidated Regulatory Capital Ratios	(Preliminary)
Tier 1 Leverage Ratio	12.2%	12.2%	12.4%
Common Equity Tier 1 Capital Ratio	13.7%	13.6%	14.0%
Tier 1 Capital Ratio	14.2%	14.1%	14.6%
Total Capital Ratio	15.4%	15.3%	15.8%
Tangible Common Equity Ratio	10.4%	11.2%	11.5%

As of September 30, 2026, total stockholders’ equity was $612.5 million, representing 10.5% of total assets and a book value of $56.97 per common share. This compares to total stockholders’ equity of $636.1 million, or 11.4% of total assets, and a book value of $57.50 per common share at December 31, 2025. The $23.6 million decrease in stockholders’ equity from December 31, 2025, was primarily driven by a $33.2 million increase in unrealized losses on the Company’s investment securities and interest rate swaps. Additionally, stockholders’ equity was reduced by $14.0 million in cash dividends declared on the Company’s common stock and $37.5 million in common stock repurchases, partially offset by $47.3 million in net income and a $13.8 million increase from stock option exercises. The unrealized losses on the Company’s available-for-sale investment securities and interest rate swaps totaled $65.4 million and $32.2 million (net of taxes) at September 30, 2026 and December 31, 2025, respectively. These net unrealized losses primarily resulted from increased intermediate-term market interest rates, which generally decreased the fair value of the investment securities and interest rate swaps. Market interest rates and interest rate expectations for future periods decreased early in the first quarter of 2026 before increasing significantly since March 2026 to levels much higher than those at December 31, 2025, ultimately resulting in decreases in the fair value of the Company’s investment securities and interest rate swaps during the nine months ended September 30, 2026.

The Company had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $22.2 million and $16.6 million at September 30, 2026 and December 31, 2025, respectively, that were not included in its total capital balance. If unrealized losses on held-to-maturity securities were included in capital (net of taxes) at September 30, 2026 and December 31, 2025, they would have decreased total stockholder’s equity at those dates by $16.7 million and $12.5 million, respectively. These amounts were equal to 2.7% and 2.0% of total stockholders’ equity of $612.5 million at September 30, 2026 and $636.1 million at December 31, 2025, respectively.

In April 2025, the Company’s Board of Directors authorized the purchase, from time to time, of up to one million shares of the Company’s common stock. As of September 30, 2026, approximately 145,000 shares remained available under this stock repurchase authorization.

In October 2026, the Company’s Board of Directors approved a new stock repurchase program, which will succeed the existing repurchase program following the repurchase of the existing program’s remaining available shares. The new stock repurchase program authorizes the purchase, from time to time, of up to one million additional shares of the Company’s common stock.

During the three months ended September 30, 2026, the Company repurchased 159,212 shares of its common stock at an average price of $79.20, and the Company’s Board of Directors declared a regular quarterly cash dividend of $0.43 per common share, which, combined, reduced stockholders’ equity by $17.4 million. During the three months ended September 30, 2026, the Company experienced stock option exercises of 26,470 shares of its common stock at an average price of $55.60, which increased stockholders’ equity by $2.0 million.

During the nine months ended September 30, 2026, the Company repurchased 542,500 shares of its common stock at an average price of $68.67, and the Company’s Board of Directors declared regular quarterly cash dividends totaling $1.29 per common share, which, combined, reduced stockholders’ equity by $51.4 million. During the nine months ended September 30, 2026, the Company experienced stock option exercises of 231,950 shares of its common stock at an average price of $53.20, which increased stockholders’ equity by $13.8 million.

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LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes some or all of these sources of funds depending on the comparative costs and availability at the time. The Company has, from time to time, chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, at management’s discretion, supplements deposits with alternative sources of funds. Management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

At September 30, 2026, the Company had the following available secured lines and on-balance sheet liquidity:

September 30, 2026
Federal Home Loan Bank line	$1,096.0 million
Federal Reserve Bank line	370.9 million
Cash and cash equivalents	161.7 million
Unpledged securities – Available-for-sale	170.3 million
Unpledged securities – Held-to-maturity	22.9 million

During the nine months ended September 30, 2026, the Company’s total deposits decreased $412.8 million (9.2%). Interest-bearing checking balances decreased $72.6 million (3.2%), primarily in certain NOW and money market accounts, and non-interest-bearing checking balances increased $29.3 million (3.5%). Time deposits generated through the Company’s banking center and corporate services networks decreased $69.9 million (10.2%). Brokered deposits, obtained through a variety of sources, decreased $300.0 million (45.2%). As brokered deposit pricing increased, the Company elected to prioritize FHLB borrowings given the favorable pricing advantage and flexibility. Most of this deposit decrease occurred in the third quarter of 2026, as total deposits decreased $232.1 million in the three months ended September 30, 2026.

At September 30, 2026, the Company had the following deposit balances:

September 30, 2026
Interest-bearing checking	$2,216.8 million
Non-interest-bearing checking	870.8 million
Time deposits	618.6 million
Brokered deposits	363.8 million

At September 30, 2026, the Company estimated that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $686.2 million (16.9% of total deposits).

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LOANS

Total net loans, excluding mortgage loans held for sale, decreased $108.4 million, or 2.5%, from $4.36 billion at December 31, 2025 to $4.25 billion at September 30, 2026. This decrease was primarily driven by decreases in commercial real estate loans of $95.8 million and other residential (multi-family) loans of $105.6 million, partially offset by an increase in construction loans of $83.0 million. Compared to June 30, 2026, net loans decreased $59.3 million.

The pipeline of the unfunded portion of loans and formal loan commitments remained strong, with the largest portion of these unfunded balances consisting of the unfunded portion of outstanding construction loans ($640.8 million at September 30, 2026). See the table below.

For additional details about the Company’s loan portfolio, please refer to the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	December 31, 2024	December 31, 2023
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$217,381	$214,597	$214,107	$208,229	$205,599	$203,964
Secured by real estate (not one- to four-family)	—	—	—	—	—	—
Not secured by real estate – commercial business	113,781	106,290	106,024	114,568	106,621	82,435

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	110,444	116,195	119,231	112,684	94,501	101,545
Secured by real estate (not one-to four-family)	641,091	531,842	530,756	624,025	703,947	719,039

Loan commitments not closed
Secured by real estate (one-to four-family)	15,639	22,937	19,194	14,113	14,373	12,347
Secured by real estate (not one-to four-family)	68,161	49,139	24,053	19,412	53,660	48,153
Not secured by real estate – commercial business	31,623	33,940	35,762	38,262	22,884	11,763

	$1,198,120	$1,074,940	$1,049,127	$1,131,293	$1,201,585	$1,179,246

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

During the three and nine months ended September 30, 2026 and 2025, the Company did not record a provision expense on its portfolio of outstanding loans. Total net charge offs were $397,000 (one commercial business relationship was $313,000 of this total) for the three months ended September 30, 2026, compared to total net charge offs of $66,000 during the same period in the prior year. Total net charge offs were $1.2 million for the nine months ended September 30, 2026, compared to total net charge offs of $11,000 during the same period in the prior year. During the quarter ended September 30, 2026, the Company recorded a provision for losses on unfunded commitments of $674,000, compared to a negative provision for losses on unfunded commitments of $379,000 for the same period in 2025. For the nine months ended September 30, 2026, the Company recorded a negative provision for losses on unfunded commitments of $249,000, compared to a negative provision for losses on unfunded commitments of $837,000 for the same period in 2025.

The Bank’s allowance for credit losses as a percentage of total loans was 1.47% at September 30, 2026, compared to 1.46% at both December 31, 2025 and June 30, 2026. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at September 30, 2026, based on recent reviews of the portfolio and current economic conditions. However, if challenging economic conditions persist or worsen, or if management’s assessment of the loan portfolio changes, additional provisions for credit losses may be required, which could adversely impact the Company’s future financial performance.

ASSET QUALITY

At September 30, 2026, non-performing assets were $10.5 million, an increase of $2.4 million from $8.1 million at December 31, 2025, and an increase of $1.1 million compared to June 30, 2026. Non-performing assets as a percentage of total assets were 0.18% at September 30, 2026, compared to 0.15% at December 31, 2025.

9

Activity in the non-performing loan categories during the quarter ended September 30, 2026, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	990	43	—	—	—	—	(16)	1,017
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	36	100	—	—	—	—	(36)	100
Consumer	7	70	—	—	—	—	(2)	75
Total non-performing loans	$1,033	$213	$—	$—	$—	$—	$(54)	$1,192

  Compared to June 30, 2026, non-performing loans increased $159,000.
  The non-performing one- to four-family residential category consisted of seven loans at September 30, 2026, one of which was added during the current quarter.
  The largest relationship in the one- to four-family residential category totaled $386,000 at September 30, 2026. This relationship was added to non-performing loans in 2024 and is collateralized by a single-family residential property in southern Iowa.

Activity in the potential problem loans categories during the quarter ended September 30, 2026, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	856	231	—	—	—	—	(41)	1,046
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	12	—	—	—	—	—	(1)	11
Consumer	289	137	(26)	—	—	(11)	(12)	377
Total potential problem loans	$1,157	$368	$(26)	$—	$—	$(11)	$(54)	$1,434

  Compared to June 30, 2026, potential problem loans increased $277,000.
  At September 30, 2026, the one- to four-family residential category consisted of 13 loans, two of which were added to potential problem loans during the current quarter.
  The largest relationship in the one- to four-family category totaled $253,000 and was added in the third quarter of 2025. This relationship is collateralized by a single-family residential property in the St. Louis area.
  At September 30, 2026, the consumer category of potential problem loans consisted of 16 loans, four of which were added during the current quarter.
10

Activity in foreclosed assets and repossessions, excluding $11.1 million in properties which were not acquired through foreclosure (former banking center locations which were recently closed), during the quarter ended September 30, 2026 was as follows:

	Beginning Balance, July 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, September 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential (multi-family)	1,807	—	—	490	—	2,297
Commercial real estate	6,542	—	—	479	—	7,021
Commercial business	—	—	—	—	—	—
Consumer	11	5	(11)	—	—	5
Total foreclosed assets and repossessions	$8,360	$5	$(11)	$969	$—	$9,323

  Compared to June 30, 2026, foreclosed assets increased $963,000.
  The largest asset in the commercial real estate category, totaling $7.0 million, consisted of an office building located in Clayton, Mo. This asset was foreclosed upon in the fourth quarter of 2024. In the three months ended September 30, 2026, the Company capitalized $479,000 in improvements to the property. As mentioned in previous filings, the Company reported that it expected such improvements to ultimately cost approximately $3 million and take several months to complete. It is expected that such additional costs will be incurred and capitalized on this asset throughout the remainder of 2026. The majority of this expenditure represents the addition of fire suppression sprinklers throughout the building and other significant improvements. Based on an independent valuation (which utilized sales and current market rents in the area for similarly improved buildings), Bank management does not currently anticipate any loss on this asset and decided to move forward with implementing these improvements.
  At September 30, 2026, the other residential (multi-family) category, totaling $2.3 million, consisted of one relationship that was transferred from non-performing loans in the second quarter of 2026. This asset consisted of an apartment complex in eastern Iowa. In the three months ended September 30, 2026, the Company capitalized $490,000 in improvements to the property. The Company expects that it will make significant additional repairs and improvements to this property. Such improvements are expected to ultimately cost approximately $800,000 and take several months to complete. The Company expects to capitalize these expenditures. These costs were contemplated as part of the charge-off analysis and disclosed when the relationship was transferred to foreclosed assets during the second quarter of 2026.

BUSINESS INITIATIVES

The Company's focus on technology initiatives and advancements with its core provider and key partners continues. These investments in both foundational projects and a heightened customer experience both drive and sustain an organizational emphasis on innovation and forward progress.

In August 2026, the Bank launched an expanded eDocs initiative to Online Banking customers. The effort answers a customer satisfaction need while reducing operational costs. A continued expansion of electronic document offerings is ongoing.

The banking center located at 3839 Indian Hills Dr. in Sioux City, Iowa, temporarily closed July 3, 2026, for a complete remodel and is scheduled to reopen in November. This investment brings a fully refreshed banking center to the Bank’s Sioux City customers, including updated and brightened interiors, updated technology, and the installation of two drive-thru Live Teller ATMs offering extended banking hours for customer convenience. During the temporary closure, customers are being served by six additional banking centers and 15 ATM locations in the greater Sioux City area.

11

As of October 1, 2026, the Company completed consolidations of nine banking centers identified in a regular operational review earlier in the year. The locations were consolidated into other nearby Great Southern locations, and a total of 66 positions were eliminated across various Company divisions, including those within the impacted banking centers. These decisions were part of routine business maintenance as the organization evaluated products, services and workforce to align with changing market dynamics. Of the nine consolidated banking centers, one was in Arkansas, one was in Kansas, two were in Iowa and five were in Missouri.

The banking center consolidations and the workforce reductions are expected to result in approximately $2.3 - $2.7 million in annual pre-tax income improvement, beginning in the fourth quarter of 2026. This estimate incorporates compensation, facility and other non-interest expense savings, expected to be $4.4 - $4.8 million annually. This expense savings is expected to be partially offset by some customer deposit attrition over time related to the branch closures, resulting in additional interest expense on alternative funding sources along with reduced non-interest income generated from these deposit accounts. If deposit account attrition is ultimately greater than our estimates, it may negatively impact our anticipated annual pre-tax income improvement. At June 30, 2026, total demand deposits at the nine banking centers were approximately $170 million and retail time deposit balances were approximately $25 million.

As part of its organizational review of products and services, Great Southern expanded its Live Teller ATM network with four new locations, including its first installations in the Des Moines, Iowa, market and a new Great Southern Express-branded location in Ozark, Mo. With these additions, the Company currently operates 44 active Live Teller ATMs across its footprint, offering extended banking hours and enhanced convenience for customers.

Earnings Conference Call

The Company will host a conference call on Thursday, October 22, 2026, at 2:00 p.m. Central Time to discuss third quarter 2026 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register-conf.media-server.com/register/BI9125e1b0b85043848b386a6c73a13698.

About Great Southern Bancorp, Inc.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company currently operates 78 retail banking centers in Missouri, Iowa, Kansas, Minnesota, and Nebraska and commercial lending offices in Atlanta, Charlotte, Chicago, Dallas, Denver, and Phoenix. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by the Company with or to the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

12

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the effects of any new or continuing public health issues on general economic and financial market conditions; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower or negative economic growth caused by tariffs, changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (ix) the Company's ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; and (xviii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

13

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates other than December 31, 2025, and for all periods is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and nine months ended September 30, 2026 and 2025, and the three months ended June 30, 2026, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2026	2025
	(In thousands)
Selected Financial Condition Data:
Total assets	$5,821,006	$5,598,606
Loans receivable, gross	4,318,057	4,427,678
Allowance for credit losses	63,568	64,771
Other real estate owned, net	20,422	6,036
Available-for-sale securities, at fair value	853,220	523,831
Held-to-maturity securities, at amortized cost	169,031	179,200
Deposits	4,069,964	4,482,774
Total borrowings	1,062,533	405,169
Total stockholders’ equity	612,529	636,126
Non-performing assets	10,515	8,130

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2026	2025	2026	2025	2026
	(In thousands)
Selected Operating Data:
Interest income	$74,121	$79,079	$217,747	$240,297	$72,461
Interest expense	23,852	28,306	69,657	89,227	22,968
Net interest income	50,269	50,773	148,090	151,070	49,493
Provision (credit) for credit losses on loans and unfunded commitments	674	(379)	(249)	(837)	8
Non-interest income	3,412	7,062	17,816	21,864	7,375
Non-interest expense	36,274	36,116	109,288	105,943	38,222
Provision for income taxes	2,724	4,346	9,587	13,130	2,843
Net income	$14,009	$17,752	$47,280	$54,698	$15,795

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2026	2025	2026	2025	2026
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.27	$1.56	$4.27	$4.74	$1.43
Book value	$56.97	$56.18	$56.97	$56.18	$58.95

Earnings Performance Ratios:
Annualized return on average assets	0.99%	1.23%	1.12%	1.24%	1.12%
Annualized return on average common stockholders’ equity	8.68%	11.30%	9.78%	11.80%	9.83%
Net interest margin	3.75%	3.72%	3.74%	3.66%	3.76%
Average interest rate spread	3.22%	3.13%	3.22%	3.08%	3.24%
Efficiency ratio	67.57%	62.45%	65.87%	61.26%	67.21%
Non-interest expense to average total assets	2.56%	2.50%	2.59%	2.40%	2.72%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.47%	1.43%	1.47%	1.43%	1.46%
Non-performing assets to period-end assets	0.18%	0.14%	0.18%	0.14%	0.17%
Non-performing loans to period-end loans	0.03%	0.04%	0.03%	0.04%	0.02%
Annualized net charge-offs (recoveries) to average loans	0.04%	0.01%	0.04%	0.00%	0.07%

14

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Financial Condition (In thousands, except number of shares)

	September 30, 2026	December 31, 2025	June 30, 2026

Assets
Cash	$88,188	$109,833	$97,200
Interest-bearing deposits in other financial institutions	73,547	79,721	82,781
Cash and cash equivalents	161,735	189,554	179,981

Available-for-sale securities	853,220	523,831	503,795
Held-to-maturity securities	169,031	179,200	175,264
Mortgage loans held for sale	4,437	6,838	7,868
Loans receivable, net of allowance for credit losses of $63,568 – September 2026; $64,771 – December 2025; $63,965 – June 2026	4,248,447	4,356,853	4,307,712
Interest receivable	19,154	18,068	18,467
Prepaid expenses and other assets	122,943	128,615	123,005
Other real estate owned and repossessions, net	20,422	6,036	8,360
Premises and equipment, net	120,405	133,257	132,838
Goodwill and other intangible assets	9,632	9,660	9,444
Federal Home Loan Bank stock and other interest-earning assets	52,034	20,079	27,414
Current and deferred income taxes	39,546	26,615	28,676

Total Assets	$5,821,006	$5,598,606	$5,522,824

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,069,964	$4,482,774	$4,302,067
Securities sold under reverse repurchase agreements with customers	41,233	48,467	39,913
Short-term borrowings	995,526	330,928	445,560
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Accrued interest payable	2,747	3,612	3,080
Advances from borrowers for taxes and insurance	10,927	5,781	10,283
Accounts payable and accrued expenses	54,007	56,596	46,925
Liability for unfunded commitments	8,299	8,548	7,625
Total Liabilities	5,208,477	4,962,480	4,881,227

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2026, December 2025 and June 2026 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2026 – 10,751,702 shares; December 2025 – 11,062,252 shares; June 2026 – 10,884,444 shares	108	111	83
Additional paid-in capital	60,365	54,120	59,278
Retained earnings	617,476	614,095	619,960
Accumulated other comprehensive loss	(65,420)	(32,200)	(37,724)
Total Stockholders’ Equity	612,529	636,126	641,597

Total Liabilities and Stockholders’ Equity	$5,821,006	$5,598,606	$5,522,824

15

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Income (In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2026	2025	2026	2025	2026
Interest Income
Loans	$65,194	$72,028	$195,540	$218,929	$65,686
Investment securities and other	8,927	7,051	22,207	21,368	6,775
	74,121	79,079	217,747	240,297	72,461
Interest Expense
Deposits	16,097	23,984	52,295	72,952	17,861
Securities sold under reverse repurchase agreements	138	297	367	1,040	133
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	7,251	3,618	15,933	12,042	4,620
Subordinated debentures issued to capital trust	366	407	1,062	1,178	354
Subordinated notes	—	—	—	2,015	—
	23,852	28,306	69,657	89,227	22,968

Net Interest Income	50,269	50,773	148,090	151,070	49,493
Provision for Credit Losses on Loans	—	—	—	—	—
Provision (Credit) for Unfunded Commitments	674	(379)	(249)	(837)	8
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	49,595	51,152	148,339	151,907	49,485

Non-interest Income
Commissions	486	566	1,742	1,239	641
Overdraft and Insufficient funds fees	1,329	1,367	3,808	3,848	1,248
POS and ATM fee income and service charges	3,328	3,290	9,821	9,968	3,392
Net gains on loan sales	909	916	2,423	2,410	795
Late charges and fees on loans	429	189	870	772	305
Gain (loss) on derivative interest rate products	47	(2)	50	(54)	5
Adjustments to historical cash flow hedge accounting	(4,060)	—	(4,060)	—	—
Other income	944	736	3,162	3,681	989
	3,412	7,062	17,816	21,864	7,375

Non-interest Expense
Salaries and employee benefits	19,619	20,184	60,381	60,318	20,691
Net occupancy and equipment expense	9,301	8,873	28,848	25,841	10,683
Postage	1,013	893	2,827	2,649	889
Insurance	1,091	1,110	3,262	3,370	1,099
Advertising	938	985	2,146	1,980	836
Office supplies and printing	250	238	669	742	197
Telephone	703	690	2,093	2,101	705
Legal, audit and other professional fees	1,060	1,248	2,717	3,215	967
Expense (income) on other real estate and repossessions	61	(142)	30	(380)	(85)
Intangible asset amortization	113	109	329	325	108
Other operating expenses	2,125	1,928	5,986	5,782	2,132
	36,274	36,116	109,288	105,943	38,222

Income Before Income Taxes	16,733	22,098	56,867	67,828	18,638
Provision for Income Taxes	2,724	4,346	9,587	13,130	2,843

Net Income	$14,009	$17,752	$47,280	$54,698	$15,795

Earnings Per Common Share
Basic	$1.29	$1.57	$4.34	$4.77	$1.45
Diluted	$1.27	$1.56	$4.27	$4.74	$1.43

Dividends Declared Per Common Share	$0.43	$0.43	$1.29	$1.23	$0.43

16

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of nonaccrual loans for each period. Interest income on loans includes interest received on nonaccrual loans on a cash basis. Interest income on loans also includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.1 million and $1.0 million for the three months ended September 30, 2026 and 2025, respectively. Net fees included in interest income were $3.1 million and $3.1 million for the nine months ended September 30, 2026 and 2025, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2026	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.47%	$787,553	$8,830	4.45%	$807,670	$8,634	4.24%
Other residential	6.35	1,280,853	20,621	6.39	1,515,977	26,807	7.02
Commercial real estate	6.14	1,465,625	22,611	6.12	1,482,201	23,350	6.25
Construction	6.51	444,129	7,406	6.62	406,510	7,338	7.16
Commercial business	6.08	173,990	2,750	6.27	216,556	3,278	6.01
Other loans	6.67	185,344	2,976	6.37	169,999	2,621	6.12

Total loans receivable	5.96	4,337,494	65,194	5.96	4,598,913	72,028	6.21

Investment securities	3.95	883,501	8,083	3.63	722,880	6,081	3.34
Other interest-earning assets	3.88	91,383	844	3.66	93,028	970	4.14

Total interest-earning assets	5.59	5,312,378	74,121	5.54	5,414,821	79,079	5.79
Non-interest-earning assets:
Cash and cash equivalents		95,574			93,707
Other non-earning assets		251,155			259,598
Total assets		$5,659,107			$5,768,126

Interest-bearing liabilities:
Interest-bearing demand and savings	1.27	$2,195,883	6,743	1.22	$2,257,894	8,305	1.46
Time deposits	2.92	641,360	4,703	2.91	746,500	6,293	3.34
Brokered deposits	4.04	464,142	4,651	3.98	825,951	9,386	4.51
Total deposits	1.91	3,301,385	16,097	1.93	3,830,345	23,984	2.48
Securities sold under reverse repurchase agreements	1.36	37,908	138	1.44	56,772	297	2.08
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.26	715,276	7,251	4.02	315,397	3,618	4.55
Subordinated debentures issued to capital trust	5.67	25,774	366	5.63	25,774	407	6.26
Subordinated notes	—	—	—	—	—	—	—

Total interest-bearing liabilities	2.47	4,080,343	23,852	2.32	4,228,288	28,306	2.66
Non-interest-bearing liabilities:
Demand deposits		873,301			847,232
Other liabilities		59,757			64,050
Total liabilities		5,013,401			5,139,570
Stockholders’ equity		645,706			628,556
Total liabilities and stockholders’ equity		$5,659,107			$5,768,126

Net interest income:			$50,269			$50,773
Interest rate spread	3.12%			3.22%			3.13%
Net interest margin*				3.75%			3.72%
Average interest-earning assets to average interest-bearing liabilities		130.2%			128.1%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

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	September 30, 2026	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.47%	$785,288	$25,826	4.40%	$820,105	$25,952	4.23%
Other residential	6.35	1,327,140	62,841	6.33	1,542,433	80,538	6.98
Commercial real estate	6.14	1,517,938	68,599	6.04	1,493,780	69,446	6.22
Construction	6.51	439,393	21,205	6.45	458,809	24,608	7.17
Commercial business	6.08	176,747	8,737	6.61	212,173	10,617	6.69
Other loans	6.67	181,078	8,332	6.15	168,003	7,768	6.18

Total loans receivable	5.96	4,427,584	195,540	5.90	4,695,303	218,929	6.23

Investment securities	3.95	772,375	19,792	3.43	729,390	18,254	3.35
Other interest-earning assets	3.88	90,758	2,415	3.56	98,472	3,114	4.23

Total interest-earning assets	5.59	5,290,717	217,747	5.50	5,523,165	240,297	5.82
Non-interest-earning assets:
Cash and cash equivalents		95,913			98,236
Other non-earning assets		248,417			259,659
Total assets		$5,635,047			$5,881,060

Interest-bearing liabilities:
Interest-bearing demand and savings	1.27	$2,209,589	19,898	1.20	$2,235,234	23,892	1.43
Time deposits	2.92	662,602	14,599	2.95	758,627	19,528	3.44
Brokered deposits	4.04	609,086	17,798	3.91	871,057	29,532	4.53
Total deposits	1.91	3,481,277	52,295	2.01	3,864,918	72,952	2.52
Securities sold under reverse repurchase agreements	1.36	36,989	367	1.33	68,166	1,040	2.04
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.26	536,749	15,933	3.97	351,499	12,042	4.58
Subordinated debentures issued to capital trust	5.67	25,774	1,062	5.51	25,774	1,178	6.11
Subordinated notes	—	—	—	—	45,575	2,015	5.91

Total interest-bearing liabilities	2.47	4,080,789	69,657	2.28	4,355,932	89,227	2.74
Non-interest-bearing liabilities:
Demand deposits		856,056			839,711
Other liabilities		53,894			67,305
Total liabilities		4,990,739			5,262,948
Stockholders’ equity		644,308			618,112
Total liabilities and stockholders’ equity		$5,635,047			$5,881,060

Net interest income:			$148,090			$151,070
Interest rate spread	3.12%			3.22%			3.08%
Net interest margin*				3.74%			3.66%
Average interest-earning assets to average interest-bearing liabilities		129.6%			126.8%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

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NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”), including the ratio of tangible common equity to tangible assets and information excluding one-time adjustments to historical cash flow hedge accounting, specifically, net income, earnings per diluted common share, annualized return on average common equity, annualized return on average assets and efficiency ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

Management believes that the presentation of certain measures excluding one-time adjustments to historical cash flow hedge accounting provides useful supplemental information that is helpful in understanding our core operating performance when comparing periods.

These non-GAAP financial measurements are supplemental and not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	September 30,	December 31,
	2026	2025
	(Dollars in thousands)

Common equity at period end	$612,529	$636,126
Less: Intangible assets at period end	9,632	9,660
Tangible common equity at period end (a)	$602,897	$626,466

Total assets at period end	$5,821,006	$5,598,606
Less: Intangible assets at period end	9,632	9,660
Tangible assets at period end (b)	$5,811,374	$5,588,946

Tangible common equity to tangible assets (a) / (b)	10.37%	11.21%

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Non-GAAP Reconciliation: Exclusion of One-Time Adjustments to Historical Cash Flow Hedge Accounting

Three Months Ended
September 30, 2026
(Dollars in thousands)

Reported net income	$14,009
Plus: One-time adjustments to historical cash flow hedge accounting	3,277
Less: Tax adjustment related to hedge accounting one-time adjustments	(749)
Non-GAAP net income	$16,537

Reported non-interest income	$3,412
Plus: One-time adjustments to historical cash flow hedge accounting	4,060
Non-GAAP non-interest income	$7,472

Non-GAAP annualized return on average common equity
Definition: Non-GAAP net income (annualized) divided by average common equity	10.24%

Non-GAAP annualized return on average assets
Definition: Non-GAAP net income (annualized) divided by average total assets	1.17%

Non-GAAP efficiency ratio
Definition: Non-interest expense divided by the sum of Non-GAAP net
interest income and Non-GAAP non-interest income	63.69%

Non-GAAP earnings per common diluted share
Definition: Non-GAAP net income divided by average diluted shares outstanding	$1.50

CONTACT:

Kincade Ayers
Investor Relations
(616) 233-0500

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